PRICING SUPPLEMENT                                          File No. 333-97937
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number: 2288


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:           $53,000,000                                   Original Issue Date:                February 13, 2003

Issue Price:                100.2942%                                     Stated Maturity Date:               January 13, 2006
                            (plus accrued interest from January 13, 2003)

CUSIP Number:               59018YPT2

Interest Calculation:                                                 Day Count Convention:
---------------------                                                 ---------------------
| x |   Regular Floating Rate Note                                    | x |  Actual/360
|   |   Inverse Floating Rate Note                                    |   |  30/360
        (Fixed Interest Rate):                                        |   |  Actual/Actual

Interest Rate Basis:
--------------------
| x |   LIBOR                                                         |   |  Commercial Paper Rate
|   |   CMT Rate                                                      |   |  Eleventh District Cost of Funds Rate
|   |   Prime Rate                                                    |   |  CD Rate
|   |   Federal Funds Rate                                            |   |  Other (see attached)
|   |   Treasury Rate
Designated CMT Page:                                               Designated LIBOR Page:
        CMT Moneyline Telerate Page:                                         LIBOR Moneyline Telerate Page:  3750
                                                                                        LIBOR Reuters Page:

Index Maturity:                 Three Months                           Minimum Interest Rate:                     Not Applicable



Spread:                         + 0.45%                                Maximum Interest Rate:                     Not Applicable

Initial Interest Rate:          Calculated as if the Original Issue    Spread Multiplier:                         Not Applicable
                                Date was an Interest Reset Date

Interest Reset Dates:           Quarterly, on the 13th of January, April, July and October, commencing on April 13, 2003, subject to modified following Business Day convention.


Interest Payment Dates:         Quarterly, on the 13th of January, April, July and October, commencing on April 13, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:           The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:          The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                           The Notes are being issued in fully registered book-entry form.

Other Provisions:               The Notes offered by this pricing supplement, and the accompanying prospectus supplement and prospectus, have terms and conditions identical to, and shall be part of the series of, other
                                Medium-Term Notes, Series B issued by Merrill Lynch & Co., Inc. (the "Company") on January 13,
                                2003. The Notes offered hereby and such other, identical Notes previously issued will share the same cusip number 59018YPT2.

Trustee:                        JPMorgan Chase Bank

Underwriters:                   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Credit Lyonnais Securities (USA)
                                Inc. and Wachovia Securities, Inc, (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                                Pursuant to an agreement, dated February 7, 2003 (the "Agreement"), between the Company and the
                                Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                                Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                Underwriters                                    Principal Amount of the Notes
                                ------------                                    -----------------------------

                                Merrill Lynch, Pierce, Fenner & Smith                             $50,880,000
                                            Incorporated
                                Credit Lyonnais Securities (USA) Inc.                              $1,060,000
                                Wachovia Securities, Inc                                           $1,060,000
                                                                                                   ----------
                                                           Total                                  $53,000,000

                                Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                          February 7, 2003
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